EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement on Form S-3 to be filed on or about November 17, 2010 to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 29, 2010 on the financial statements of ARMOUR Residential REIT, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the period from July 9, 2007 (inception) through December 31, 2007 included in the annual report on Form 10-K filed on March 30, 2010.

/s/ EisnerAmper LLP (formerly Eisner LLP)

New York, New York
November 15, 2010